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IDS Tax-Free Money Fund, Inc.
Performance Calculations

As disclosed in the Funds' prospectus, aggregate total return is the percentage change between the net asset value of one Fund share at the beginning of a period and the net asset value of that share at the end of the period with income and capital gain distributions treated as reinvested at net asset value on the payable date. The Fund's computerized data base file is updated monthly with ending net asset value, income and capital gain distribution amounts per share, and reinvestment value. From this information, ending total values are calculated for any requested period and aggregate total returns are calculated according to the following formula:

Aggregate Total Return = Ending Total Value - Initial Amount
                                              Invested
                         _________________________________________
                                  Initial Amount Invested

Based on initial $1,000 investment made December 31, 1995, and the net asset value and distribution information attached, the value of each investment at December 31, 1996, and aggregate total return for the one-year period, are as follows:

                                            Aggregate
                   Ending                     Total
                   Value                      Return

                   $1,030            $1,030 - 1,000 = +2.95%
                                         $1,000

Aggregate total return for the period from December 31, 1986 to December 31, 1996 is as follows:

                                     $1,411 - 1,000 = +41.13%
                                         $1,000

Average annual total return (T) equates the initial amount invested
(P) to the ending redeemable value (ERV) over each period (n) in accordance with the formula prescribed by the Securities and Exchange Commission: P(1+T)n = ERV.

Average annual total returns for the same period as above is as follows:

                   $1,000(1 + .0350)10 = $1,035  T= +3.50%












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IDS Tax-Free Money Fund, Inc.

                 Net        Reinvest      Dividend/      Capital
Date         Asset Value     Value          Share       Gain Dist.

12/31/95        1.000        1.000         0.00000        0.0000
01/31/96        1.000        1.000         0.00231        0.0000
02/29/96        1.000        1.000         0.00251        0.0000
03/31/96        1.000        1.000         0.00226        0.0000
04/30/96        1.000        1.000         0.00240        0.0000
05/31/96        1.000        1.000         0.00263        0.0000
06/30/96        1.000        1.000         0.00224        0.0000
07/31/96        1.000        1.000         0.00218        0.0000
08/31/96        1.000        1.000         0.00253        0.0000
09/30/96        1.000        1.000         0.00244        0.0000
10/31/96        1.000        1.000         0.00272        0.0000
11/30/96        1.000        1.000         0.00243        0.0000
12/31/96        1.000        1.000         0.00249        0.0000

As disclosed in the Fund's Statement of Additional Information, annualized simple yield for a 7-day period are computed by determining the net change in the value of a hypothetical account having a balance of one share at the beginning of the seven-day period, dividing the net change in account value by the value of the account at the beginning of the period, and multiplying that return by 365/7 to obtain an annualized figure. The value of the hypothetical account includes any declared dividends, the value of any shares purchased with any dividend paid during the period and any dividends declared for such shares.

Annualized Simple Yield = (Sum of Dividends for 7 day Period)
                                                           365/7
                                           *Anualizing Factor

Annualized Simple yield for the 7-day period ended December 31, 1996 is as follows:

IDS Tax-Free Money Fund, Inc.              (.0006437423) * 365/7 =

                                                         3.36%

Compound yield for the fund is calculated according to the following formula:

Compound Yield = [(Return for Seven-day Period + 1) 365/7] - 1

IDS Tax-Free Money Fund, Inc.

              [(.0006439199 + 1) 365/7] - 1

                            3.41%






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Distribution Yield Information
IDS Tax-Free Money Fund, Inc.

Date                      Dividend Rate
                            Per Share

12/31/96                  0.0000986257
12/30/96                  0.0000890150
12/29/96                  0.0000921262
12/28/96                  0.0000921262
12/27/96                  0.0000921262
12/26/96                  0.0000898615
12/25/96                  0.0000898615